Exhibit 15.1

May 2, 2016

Securities and Exchange Commission

100 F. Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made pursuant to Item 16F - CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT of Form 20-F of Banco Santander Chile’s Annual Report on Form 20-F dated May 1, 2016 and, with the exception of the third paragraph therein upon which we have no basis to comment, we agree with the statements therein.

Yours truly,

/s/ Deloitte Auditores y Consultores Limitada.

Deloitte Auditores y Consultores Limitada.

Santiago, Chile

Deloitte® se refiere a Deloitte Touche Tohmatsu Limited una compañía privada limitada por garantía, de Reino Unido, y a su red de firmas miembro, cada una de las cuales es una entidad legal separada e independiente. Por favor, vea en www.deloitte.cl/acerca de la descripción detallada de la estructura legal de Deloitte Touche Tohmatsu Limited y sus firmas miembro.

Deloitte Touche Tohmatsu Limited es una compañía privada limitada por garantía constituida en Inglaterra & Gales bajo el número 07271800, y su domicilio registrado: Hill House, 1 Little New Street, London, EC4A 3TR, Reino Unido.